Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Severn Bancorp, Inc.

Annapolis, Maryland

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-156343) and Forms S-8 (No. 333-152657 and No. 333-133242) of Severn Bancorp, Inc. of our reports dated April 17, 2019, relating to the consolidated financial statements and effectiveness of Severn Bancorp’s internal control over financial reporting, which is included in this Annual Report on Form 10-K.  Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018.

/s/ BDO USA, LLP

Philadelphia, Pennsylvania

April 17, 2019